AMENDED AND RESTATED CERTIFICATE OF INCORPORATION
OF
QNITY ELECTRONICS, INC.
Qnity Electronics, Inc. (the “Company”), a corporation organized and existing under the laws of the State of Delaware, does hereby certify as follows:
FIRST: The original Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on December 6, 2024 under the name Novus SpinCo 1, Inc.
SECOND: The Amended and Restated Certificate of Incorporation of the Company was filed with the Secretary of State of the State of Delaware on October 13, 2025 under the name Qnity Electronics, Inc. (the “First Amended and Restated Certificate of Incorporation”).
THIRD: This Amended and Restated Certificate of Incorporation (this “Certificate of Incorporation”) has been duly adopted by the Company in accordance with the provisions of Sections 242 and 245 of the General Corporation Law of the State of Delaware (as it now exists or hereafter may be amended, the “DGCL”) and has been approved by the requisite vote of the stockholders of the Company in accordance with the provisions of Section 228 of the DGCL.
FOURTH: This Certificate of Incorporation shall become effective at 12:00 a.m., New York City Time, on November 1, 2025.
FIFTH: The text of the First Amended and Restated Certificate of Incorporation of the Company is hereby amended and restated to read in its entirety as follows:
ARTICLE I
NAME
The name of the Company is Qnity Electronics, Inc.
ARTICLE II
REGISTERED OFFICE AND AGENT
The address of the registered office of the Company in the State of Delaware is Corporation Trust Center, 1209 Orange Street, in the City of Wilmington, County of New Castle 19801. The name of its registered agent at that address is The Corporation Trust Company.
ARTICLE III
PURPOSE AND POWERS
(A)    Subject to Section (B) of this Article III, the purpose of the Company is to engage in any lawful act or activity for which a corporation may now or hereafter be organized under the DGCL. Subject to Section (B) of this Article III, the Company shall have all powers that may now or hereafter be lawful for a corporation to exercise under the DGCL.
(B)    Notwithstanding anything to the contrary in Section (A) of this Article III or otherwise in this Certificate of Incorporation, in no event shall the Company or the Board of Directors of the Company (the “Board of Directors”) have the power to take, attempt to take, or take any action, directly or indirectly, to challenge, breach, question, dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene (including as to the validity, enforceability, legality, existence or effectiveness of any person or its status as a stockholder (including the holder of any shares of Series A Preferred Stock (as defined below)), any such stockholder’s ownership of any capital stock of the Company, any purpose, governing agreement or organizational document of such stockholder, or any action taken or not taken by such stockholder pursuant thereto related to) (1) the rights of DuPont de Nemours, Inc., a Delaware corporation (including any successor thereto, “DuPont”), or any holder of any shares of Series A Preferred Stock, or (2) the obligations of the Company, in each case and as applicable, as set forth in (i) that certain Power of Attorney, dated as of October 30, 2025, executed by the Company on behalf of itself and its subsidiaries (and its and their past, present and future affiliates), attached as Exhibit A hereto (the “Power of Attorney”), (ii) the Series A Preferred Stock Certificate of Designation (as defined below), (iii) Section (A) or Section (B) of this Article III, (iv) Article IV, (v) Section (A) or Section (B) of Article V, (vi) Article VIII, (vii) Article IX or (viii) Article X. Written notice of any event or action that could be deemed to challenge, breach, question dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene such rights or obligations shall be provided to all of the holders of shares of Series A Preferred Stock and DuPont at least sixty (60) days in advance of (i) any such event or such action being taken or (ii) any stockholders’ meeting being called, or any vote or consent being solicited from the stockholders of the Company, to approve, adopt or otherwise vote in any manner on any such event or action. Any event or action taken in violation of such notice requirement, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
ARTICLE IV
CAPITAL STOCK
(A)    Classes of Stock. The total number of shares of stock of all classes of capital stock that the Company is authorized to issue is 1,916,666,667 shares. The authorized capital stock is divided into (x) 1,666,666,667 shares of common stock, having a par value of $0.01 per share (the “Common Stock”), and (y) 250,000,000 shares of preferred stock, (i) 249,999,999 of which having a par value of $0.01 per share, and (ii) one (1) share of which having a par value of $1,500,000.00 per share and having been designated as Series A Preferred Stock (the “Series A Preferred Stock”) pursuant to that Certificate of Designation, attached as Exhibit B hereto (as the same may be amended or restated from time to time in accordance with the terms thereof, the “Series A Preferred Stock Certificate of Designation”), and the terms of which are hereby incorporated herein by reference.
(B)    Preferred Stock.
1.Shares of Preferred Stock of the Company may be issued from time to time in one or more series, the shares of each series to have such voting powers, full or limited, if any, and such designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof, as are stated and expressed herein or in the resolution or resolutions providing for the issue of such series, adopted by the Board of Directors as hereinafter provided.
2.Authority is hereby expressly granted to the Board of Directors, subject to the provisions of this Article IV, the Series A Preferred Stock Certificate of Designation and to the limitations prescribed by the DGCL, to authorize by resolution or resolutions from time to time the issuance of one or more series of Preferred Stock out of the authorized but unissued shares of Preferred Stock and with respect to each such series to fix, by filing a certificate of designation pursuant to the DGCL setting forth such resolution or resolutions and providing for the issuance of such series, the voting powers, full or limited, if any, of the shares of such series and the designations, preferences and relative, participating, optional or other special rights, and qualifications, limitations or restrictions thereof. The authority of the Board of Directors with respect to each series shall include, without limitation, the determination or fixing of the following:
(i)    the designation of such series;
(ii)    the number of shares of such series, which number the Board of Directors may thereafter (except where otherwise provided in the certificate of designation for such series) increase or decrease (but not below the number of shares of such series then outstanding);
(iii)    the dividend rate, if any, payable to holders of shares of such series, any conditions and dates upon which such dividends shall be payable, the relation which such dividends shall bear to the dividends payable on any other class or classes of stock or any other series of any class of stock of the Company, and whether such dividends shall be cumulative or non-cumulative;
(iv)    whether the shares of such series shall be subject to redemption by the Company, in whole or in part, at the option of the Company or of the holder thereof, and, if made subject to such redemption, the times, prices, form of payment and other terms and conditions of such redemption;
(v)    the terms and amount of any sinking fund provided for the purchase or redemption of the shares of such series;
(vi)    whether or not the shares of such series shall be convertible into or exchangeable for shares of any other class or classes of any stock or any other series of any class of stock of the Company or any other security, and, if provision is made for conversion or exchange, the times, prices, rates, adjustments and other terms and conditions of such conversion or exchanges;
(vii)    the extent, if any, to which the holders of shares of such series shall be entitled to vote generally, with respect to the election of directors, upon specified events or otherwise;

(viii)    the restrictions, if any, on the issue or reissue of any additional Preferred Stock; and
(ix)    the rights and preferences of the holders of the shares of such series upon any voluntary or involuntary liquidation or dissolution of, or upon the distribution of assets of, the Company.
3.    Without limiting the generality of the foregoing, the resolutions providing for issuance of any series of Preferred Stock may provide that such series shall be superior to, rank equally with or be junior to any other series of Preferred Stock to the extent permitted by law and the terms of any other series of Preferred Stock (including, for the avoidance of doubt, those set forth in the Series A Preferred Stock Certificate of Designation).
4.    Notwithstanding anything in this Certificate of Incorporation to the contrary, the Company shall disregard any vote, consent or waiver purported to be submitted by any holder of Series A Preferred Stock to the extent that such vote, consent or waiver violates or is inconsistent with any purpose, governing agreement or organizational document of such holder.
(C)    Common Stock. All shares of Common Stock of the Company shall be of one and the same class, shall be identical in all respects and shall have equal rights, powers and privileges. Except as otherwise provided for by resolution or resolutions of the Board of Directors pursuant to this Article IV with respect to the issuance of any series of Preferred Stock, the terms of any series of Preferred Stock (including, for the avoidance of doubt, those set forth in the Series A Preferred Stock Certificate of Designation) or the DGCL, the holders of outstanding shares of Common Stock shall have the exclusive right to vote on all matters requiring stockholder action. On each matter on which holders of Common Stock are entitled to vote, each outstanding share of such Common Stock will be entitled to one vote. Subject to the rights of holders of any series of outstanding Preferred Stock (including, for the avoidance of doubt, those set forth in the Series A Preferred Stock Certificate of Designation), holders of shares of Common Stock shall have equal rights of participation in the dividends and other distributions in cash, stock or property of the Company when, as and if declared thereon by the Board of Directors from time to time out of assets or funds of the Company legally available therefor and shall have equal rights to receive the assets and funds of the Company available for distribution to stockholders in the event of any liquidation, dissolution or winding up of the affairs of the Company, whether voluntary or involuntary.
ARTICLE V
BOARD OF DIRECTORS

(A)    Power of the Board of Directors. Subject to Section (B) of this Article V, the business and affairs of the Company shall be managed by or under the direction of the Board of Directors. In furtherance, and not in limitation, of the powers conferred by the laws of the State of Delaware, but in each case subject to Section (B) of this Article V, the Board of Directors shall be expressly authorized to:
1.determine the rights, powers, duties, rules and procedures that affect the power of the Board of Directors to manage and direct the business and affairs of the Company;
2.establish one or more committees of the Board of Directors, by the affirmative vote of a majority of the entire Board of Directors, to which may be delegated any or all of the powers and duties of the Board of Directors to the fullest extent permitted by law; and
3.exercise all such powers and do all such acts as may be exercised by the Company, subject to the provisions of the laws of the State of Delaware, this Certificate of Incorporation and the Amended and Restated Bylaws of the Company (as the same may be amended and/or restated from time to time, the “Bylaws”).
(B)    Limitations. Notwithstanding anything to the contrary in Section (A) of this Article V or otherwise in this Certificate of Incorporation, in no event shall the Company or the Board of Directors have the power to take, attempt to take, or take any action, directly or indirectly, to challenge, breach, question, dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene (including as to the validity, enforceability, legality, existence or effectiveness of any person or its status as a stockholder (including the holder of any shares of Series A Preferred Stock (as defined below)), any such stockholder’s ownership of any capital stock of the Company, any purpose, governing agreement or organizational document of such stockholder, or any action taken or not taken by such stockholder pursuant thereto related to) (1) the rights of DuPont or any holder of any shares of Series A Preferred Stock, or (2) the obligations of the Company, in each case and as applicable, as set forth in (i) the Power of Attorney, (ii) the Series A Preferred Stock Certificate of Designation, (iii) Section (A) or Section (B) of Article III, (iv) Article IV, (v) Section (A) or Section (B) of this Article V, (vi) Article VIII, (vii) Article IX or (viii) Article X. Written notice of any event or action that could be deemed to challenge, breach, question dispute, undermine, diminish, revoke, circumvent, impair, negate, supersede, prohibit, restrict, hinder, prevent, interfere with or otherwise contravene such rights or obligations shall be provided to all of the holders of shares of Series A Preferred Stock and DuPont at least sixty (60) days in advance of (i) any such event or such action being taken or (ii) any stockholders’ meeting being called, or any vote or consent being solicited from the stockholders of the Company, to approve, adopt or otherwise vote in any manner on any such event or action. Any event or action taken in violation of such notice requirement, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
(C)    Number of Directors. The number of directors constituting the entire Board of Directors shall be fixed from time to time exclusively by a vote of a majority of the entire Board of Directors in the manner provided in the Bylaws. As used in this Certificate of Incorporation, the term “entire Board of Directors” means the total authorized number of directors that the Company would have if there were no vacancies.
(D)    Classified Board. Except for those directors, if any, elected by the holders of any series of Preferred Stock, the Board of Directors shall be classified initially into three classes: Class I, Class II and Class III. Each class shall consist, as nearly as possible, of one-third of the total number of directors constituting the entire Board of Directors and the allocation of directors among the three classes shall be determined by the Board of Directors.
(E)    Term. Except for the terms of such additional directors, if any, elected by the holders of any series of Preferred Stock, the initial Class I directors shall serve for a term expiring at the 2026 annual meeting of stockholders, at which meeting the Class I directors shall be elected to a term expiring at the 2028 annual meeting of stockholders; the initial Class II directors shall serve for a term expiring at the 2027 annual meeting of stockholders, at which meeting the Class II directors shall be elected to a term expiring at the 2028 annual meeting of stockholders; and the initial Class III directors shall serve for a term expiring at the 2028 annual meeting of stockholders. Each director in each class shall hold office until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal. If the number of directors is changed, any increase or decrease shall be apportioned among the classes so as to maintain the number of directors in each class nearly equal as possible. From and including the 2028 annual meeting of stockholders, the Board of Directors shall no longer be classified, and each director shall be elected to serve a term expiring at the next annual meeting of stockholders following the director’s election. Notwithstanding the expiration of the term of a director, the director shall continue to hold office until a successor shall be elected and qualified or until his or her earlier death, resignation, disqualification or removal.
(F)    Vacancies. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock to elect directors, any vacancies on the Board of Directors for any reason, including from the death, resignation, disqualification or removal of any director, and any newly created directorships resulting by reason of any increase in the number of directors shall be filled exclusively by the Board of Directors, acting by the affirmative vote of a majority of the remaining directors then in office, even if less than a quorum, or by a sole remaining director, and shall not be filled by stockholders. Any directors elected to fill a vacancy shall hold office for the remainder of the full term of the class of directors in which the vacancy has occurred and until his or her successor is duly elected and qualified or until his or her earlier death, resignation, disqualification or removal.
(G)    Removal of Directors. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock, (x) until the 2028 annual meeting of stockholders, any director, or the entire Board of Directors, may be removed from office only for cause and (y) from and including the 2028 annual meeting of stockholders, any director or the entire Board of Directors may be removed from office with or without cause, in each case (clauses (x) and (y)) only by the affirmative vote of the holders of a majority of the voting power of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting as a single class.
ARTICLE VI
LIMITATION OF LIABILITY AND INDEMNIFICATION
(A)    Limitation of Liability of Directors and Officers. A director or officer of the Company shall not be personally liable to the Company or its stockholders for monetary damages for breach of fiduciary duty as a director or officer to the fullest extent permitted by the DGCL. No amendment, repeal or modification of this Article VI shall apply or have any adverse effect on any right or protection of, or any limitation of the liability of, any person entitled to any right or protection under this Article VI existing at the time of such amendment, repeal or modification with respect to acts or omissions occurring prior to such repeal or modification. If any provision of the DGCL is amended to authorize corporate action further eliminating or limiting the personal liability of directors and officers, then the liability of directors and officers shall be eliminated or limited to the fullest extent permitted by the DGCL, as so amended.

(B)    Indemnification. Directors, officers, employees and agents of the Company may be indemnified by the Company to the fullest extent as is permitted by the laws of the State of Delaware as it presently exists or may hereafter be amended and as the Bylaws may from time to time provide.
ARTICLE VII
STOCKHOLDER ACTION
(A)    Action by Written Consent. Any action required or permitted to be taken by the stockholders of the Company must be effected at a duly called annual or special meeting of stockholders of the Company and may not be effected by any consent in writing by such stockholders; provided, however, that any action required or permitted to be taken by the holders of any series of Preferred Stock (including, for the avoidance of doubt, the Series A Preferred Stock), voting separately as a series or separately as a class with one or more other such series, may be taken without a meeting, without prior notice and without a vote, to the extent expressly so provided by the applicable certificate of designation for such series of Preferred Stock.
(B)    Special Meetings. Except as otherwise required by law and subject to the rights of the holders of any class or series of Preferred Stock (including, for the avoidance of doubt, those set forth in the Series A Preferred Stock Certificate of Designation), special meetings of stockholders of the Company: (1) may be called by the Board of Directors pursuant to a resolution adopted by a majority of the entire Board of Directors, upon motion of a director, and (2) from and including the 2028 annual meeting of stockholders, shall be called by the Chairperson of the Board of Directors or the Secretary of the Company upon a written request from stockholders of the Company holding at least fifteen percent of the voting power of all the shares of capital stock of the Company then entitled to vote on the matter or matters to be brought before the proposed special meeting that complies with such procedures for calling a special meeting of stockholders as may be set forth in the Bylaws, as may be amended from time to time.
ARTICLE VIII
AMENDMENT OF BYLAWS
(A)    Amendment by the Board of Directors. Subject to Section (C) of this Article VIII, in furtherance, and not in limitation, of the powers conferred upon it by law, the Board of Directors is expressly authorized and empowered to amend, alter, change, modify, supplement, repeal or adopt the Bylaws; provided, however, that no Bylaws hereafter adopted shall invalidate any prior act of the directors that would have been valid if such Bylaws had not been adopted.
(B)    Amendment by Stockholders. Subject to Section (C) of this Article VIII, in addition to any requirements of the DGCL (and notwithstanding the fact that a lesser percentage may be specified by the DGCL), unless otherwise specified in the Bylaws, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Company then entitled to vote generally in the election of directors, voting together as a single class, shall be required for the stockholders of the Company to amend, alter, change, modify, supplement, repeal or adopt any Bylaws.
(C)    Amendment Requiring Series A Preferred Stockholders Vote. Notwithstanding anything in this Certificate of Incorporation or the Bylaws to the contrary, the unanimous affirmative vote of the holders of all of the outstanding shares of Series A Preferred Stock, voting separately as a single class, shall be required for the matters set forth in the Series A Preferred Stock Certificate of Designation (including Section 5 thereof). Any amendment, alteration, change, modification, supplement, repeal or adoption of any provision of the Bylaws or attempt thereof, directly or indirectly (including, without limitation, through any supplement, merger, combination, consolidation, tender offer, scheme of arrangement, sale, disposition, divestiture, acquisition, settlement, exchange (including, without limitation, any exchange for securities or other obligations or instruments (including, without limitation, equity-linked, derivative, synthetic or otherwise)), conversion (statutory or otherwise), swap, transfer, assignment, delegation, issuance, dividend, continuance, reclassification, stock split, recapitalization, reorganization, dissolution, termination, restructuring, joint venture, strategic partnership, migration, change in jurisdiction, division (statutory or otherwise), demerger, spin-off, split-off, separation, dividend, distribution, rights offering, or other corporate action or event, including in a single transaction or a series of related transactions), without the vote required under the Series A Preferred Stock Certificate of Designation, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
ARTICLE IX
AMENDMENT OF CERTIFICATE OF INCORPORATION
(A)    Subject to Section (B) of Article IX, the Company hereby reserves the right at any time and from time to time to amend, alter, change, modify or repeal any provision contained in this Certificate of Incorporation, and any other provisions authorized by the DGCL may be added or inserted, in the manner now or hereafter prescribed by the DGCL, and all rights, preferences and privileges of whatsoever nature conferred on stockholders, directors or any other persons whomsoever therein granted are subject to this reservation; provided, that, notwithstanding anything in this Certificate of Incorporation to the contrary (and in addition to any vote required by law), until the 2028 annual meeting of stockholders, the affirmative vote of the holders of a majority of all of the shares of capital stock of the Company then entitled to vote thereon, voting together as a single class, shall be required to amend, alter, change, modify, supplement or repeal, or to adopt any provision of this Certificate of Incorporation inconsistent with, Sections (C), (D), (E), (F) and (G) of Article V, Section (B) of Article VII, Section (B) of Article VIII or this Article IX.
(B)    Notwithstanding anything in this Certificate of Incorporation to the contrary, the unanimous affirmative vote of the holders of all of the outstanding shares of Series A Preferred Stock, voting separately as a single class, shall be required for the matters set forth in the Series A Preferred Stock Certificate of Designation (including Section 5 thereof). Any amendment, alteration, change, modification or repeal of any provision of this Certificate of Incorporation or attempt thereof, directly or indirectly (including, without limitation, through any supplement, merger, combination, consolidation, tender offer, scheme of arrangement, sale, disposition, divestiture, acquisition, settlement, exchange (including, without limitation, any exchange for securities or other obligations or instruments (including, without limitation, equity-linked, derivative, synthetic or otherwise)), conversion (statutory or otherwise), swap, transfer, assignment, delegation, issuance, dividend, continuance, reclassification, stock split, recapitalization, reorganization, dissolution, termination, restructuring, joint venture, strategic partnership, migration, change in jurisdiction, division (statutory or otherwise), demerger, spin-off, split-off, separation, dividend, distribution, rights offering, or other corporate action or event, including in a single transaction or a series of related transactions), without the vote required under the Series A Preferred Stock Certificate of Designation, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
ARTICLE X
PERCENTAGE BASED LIABILITIES
(A)    DuPont has and shall have, on behalf of the Company and its subsidiaries (and its and their past, present and future affiliates) (for which DuPont has and shall have power of attorney), and the Company, on behalf of itself and its subsidiaries (and its and their past, present and future affiliates) hereby irrevocably grants to DuPont, coupled with an interest, sole and exclusive authority to (1) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any agreement or contract (including agreements or contracts with third parties) related to Percentage Based Liabilities (as defined below)) with respect to any action or third party claim related to, arising out of or resulting from any Percentage Based Liability; (2) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any insurance policies (whether any such insurance policy is in existence or in effect, prior to, at or following 12:03 a.m., New York City Time, on November 1, 2025) related to, arising out of or resulting from any Percentage Based Liability; and (3) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify the Company or its subsidiaries, DuPont or its subsidiaries, or any of their respective past, present or future affiliates, against any indemnifiable losses or other liabilities related to, arising out of or resulting from any Percentage Based Liability, in each of clauses (1), (2) and (3), including any action or third party claim related to, arising out of or resulting from (i) any alleged liability that, if determined to be true, would constitute a Percentage Based Liability, and (ii) any other liability that DuPont believes in good faith would constitute a Percentage Based Liability, in each case, until such time as an arbitral tribunal validly appointed in accordance with any such contract between DuPont and the Company regarding disputes related to such Percentage Based Liability finally determines that such liability does not constitute a Percentage Based Liability. For the avoidance of doubt, the consent of the Company or its subsidiaries shall not be required in respect of the matters or actions (or inactions) set forth in this Section (A) of this Article X.
(B)    For purposes of this Article X, “Percentage Based Liabilities” shall mean any and all indebtedness, liabilities, costs, expenses, interest and obligations, whether accrued or fixed, absolute or contingent, matured or unmatured, known or unknown, foreseen or unforeseen, reserved or unreserved, or determined or determinable, including those arising under any law, action, whether asserted or unasserted, or order, writ, judgment, injunction, decree, stipulation, determination or award entered by or with any governmental entity and those arising under any contract or agreement or any fines, damages or equitable relief which may be imposed and including all costs and expenses related thereto, agreed in writing by the Company and DuPont to be borne economically by each of the Company and DuPont on a percentage basis, whether via assignment, assumption, allocation or otherwise.

IN WITNESS WHEREOF, the undersigned has duly executed this Amended and Restated Certificate of Incorporation.
QNITY ELECTRONICS, INC.

By:	/s/ Jon D. Kemp
Name:	Jon D. Kemp
Title:	Authorized Officer

Exhibit A
POWER OF ATTORNEY
[See attached.]

POWER OF ATTORNEY
Reference is made to that certain Separation and Distribution Agreement, effective as of November 1, 2025, by and between DuPont de Nemours, Inc., a Delaware corporation (“RemainCo”), and Qnity Electronics, Inc., a Delaware corporation (“ElectronicsCo”) (as such agreement may be amended, supplemented, amended and restated or otherwise modified from time to time, the “SDA”). Capitalized terms used and not otherwise defined herein have the respective meanings ascribed to them in the SDA.
1.ElectronicsCo, on behalf of itself and the other members of its Group (and its and their past, present and future Affiliates) (collectively, the “ElectronicsCo Grantors”), does hereby irrevocably constitute and appoint RemainCo as each ElectronicsCo Grantor’s true and lawful attorney-in-fact, with full power of substitution, in each ElectronicsCo Grantor’s name, place and stead, to:
(a)(i) commence, notice, prosecute, manage, control, conduct, administer, handle, manage, defend (or assume the defense of), litigate, arbitrate, mediate, settle, resolve, dispose of, cover or otherwise determine all matters whatsoever (including, as applicable, litigation strategy and choice of legal counsel or other professionals and any amendment, modification or supplement to any Contract (including Contracts with third parties) related to Legacy Liabilities) with respect to any Action or Third Party Claim related to, arising out of or resulting from any Legacy Liability; (ii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine all matters whatsoever with respect to any insurance claims or any other matters under or relating to any Policies (whether any such Policy is in existence or in effect, prior to, at or following the time of the Distribution) related to, arising out of or resulting from any Legacy Liability; and (iii) cover, make, submit, notice, control, conduct, administer, handle, manage, settle, prosecute, litigate, arbitrate, mediate, resolve, dispose of or otherwise determine claims against third parties who have agreed to indemnify any members of the ElectronicsCo Group, the RemainCo Group, or any of their respective past, present or future Affiliates, against any Indemnifiable Losses or other Liabilities related to, arising out of or resulting from any Legacy Liability, including any claims against third parties pursuant to the indemnification provisions of the Prior Transaction Agreements, in each of clauses (i), (ii) and (iii), including any Action or Third Party Claim related to, arising out of or resulting from (A) any alleged Liability that, if determined to be true, would constitute a Legacy Liability, and (B) any other Liability that RemainCo believes in good faith would constitute a Legacy Liability, in each case, until such time as an Arbitral Tribunal finally determines (in accordance with Article X of the SDA) that such Liability does not constitute a Legacy Liability pursuant to the SDA; and
(b)take any other action of any type whatsoever in connection with the foregoing which, in the opinion of such attorney-in-fact, may be of benefit to, in the best interest of, or legally required of the ElectronicsCo Grantors, it being understood that the documents executed by such attorney-in-fact on behalf of any of the ElectronicsCo Grantors pursuant to this power of attorney shall be in such form and shall contain such terms and conditions as such attorney-in-fact may approve in the sole discretion of such attorney-in-fact.
TERM AND TERMINATION
2.This power of attorney shall commence on the date of execution. This power of attorney is coupled with an interest and shall also be irrevocable, continuously valid and survive and not be affected by any ElectronicsCo Grantor’s insolvency or dissolution. Nothing herein is intended to revoke any power of attorney previously granted by any ElectronicsCo Grantor.
DISPUTE RESOLUTION
3.In the event of a controversy, dispute or Action between RemainCo and ElectronicsCo arising out of, in connection with, or in relation to this power of attorney or any of the matters set forth herein, including with respect to the interpretation, performance, nonperformance, validity or breach thereof, and including, but not limited to, any question of the Arbitral Tribunal’s jurisdiction, the existence, scope or validity of this arbitration agreement or the arbitrability of any claim, shall be resolved pursuant to and in accordance with the dispute resolution provisions set forth in Article X of the SDA.

GOVERNING LAW
4.The parties hereto agree that this power of attorney and the powers granted herein are governed by and construed in accordance with the Laws of the State of Delaware, without giving effect to the conflicts of laws principles thereof, and permitted under the relevant provisions of the Delaware General Corporation law, including Del. Code Ann. tit. 8, § 122, §141, and all other applicable laws that authorize the creation, delegation and enforcement of powers of attorney for commercial and corporate purposes.
[Signature Page Follows]

IN WITNESS WHEREOF, ElectronicsCo, on behalf of itself and the other members of its Group (and its and their past, present and future Affiliates), has caused this power of attorney to be executed, effective as of this 30th day of October, 2025.

QNITY ELECTRONICS, INC.

By:	/s/ Peter W. Hennessey
Name:	Peter W. Hennessey
Title:	SVP & General Counsel

Acknowledged and Agreed:

DUPONT DE NEMOURS, INC.

By:	/s/ Erik T. Hoover
Name:	Erik T. Hoover
Title:	SVP & General Counsel

IN PRESENCE OF:
State of Delaware County of New Castle.
This instrument was acknowledged before me on October 30, 2025 (date) by Erik T. Hoover and Peter W. Hennessey (name(s) of person(s)) as SVP & General Counsel (type of authority, e.g., officer, trustee, etc.) of DuPont de Nemours, Inc. and Qnity Electronics, Inc., respectively (name of party on behalf of whom the instrument was executed).

/s/ Marlene Zimmerman___
Signature of notarial officer
(Seal, if any)
[SEAL]
Exec. Asst / Notary
Title (and Rank)
My commission expires: February 19, 2028

Exhibit B
SERIES A PREFERRED STOCK CERTIFICATE OF DESIGNATION
[See attached.]

CERTIFICATE OF DESIGNATION OF
SERIES A PREFERRED STOCK OF
QNITY ELECTRONICS, INC.
Pursuant to Sections 103, 141 and 151 of the
General Corporation Law of the State of Delaware
Qnity Electronics, Inc., a Delaware corporation (the “Company”), certifies that pursuant to the authority contained in its Amended and Restated Certificate of Incorporation (as amended or restated from time to time, the “Certificate of Incorporation”), and in accordance with the provisions of Sections 103, 141 and 151 of the General Corporation Law of the State of Delaware (the “DGCL”), the Board of Directors of the Company (the “Board of Directors”), on October 15, 2025, duly approved and adopted the following resolution, which resolution remains in full force and effect on the date hereof:
RESOLVED, that pursuant to the authority of the Board of Directors conferred by the Certificate of Incorporation and applicable law, a series of preferred stock of the Company (“Preferred Stock”) be, and hereby is, authorized, designated and created, effective as of 11:59 p.m., New York City Time, on October 31, 2025 (the “Effective Time”), and that the voting powers, designations, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of the shares of such series of Preferred Stock, in addition to any provisions set forth in the Certificate of Incorporation that are applicable to such series of Preferred Stock or the Preferred Stock of the Company of all classes and series, are as follows:
Section 1. Designation. The shares of such series of Preferred Stock shall be designated as “Series A Preferred Stock” having a par value of $1,500,000.00 per share (the “Series A Preferred Stock”), with a liquidation preference amount of $1,500,000.00 per share (the “Liquidation Preference”). For the avoidance of doubt, the Liquidation Preference shall not be subject to any upward or downward adjustment, except as set forth in Section 14(a). The Series A Preferred Stock shall rank, with respect to payment of dividends and distributions, and the distribution of assets upon the voluntary or involuntary liquidation, winding-up or dissolution (a “Liquidation”) of the Company, (a) senior to the common stock having a par value of $0.01 per share of the Company (the “Common Stock”), whether now outstanding or hereafter issued, and to each other class or series of stock of the Company (including, without limitation, any class or series of Preferred Stock established after Effective Time by the Board of Directors) the terms of which do not expressly provide that such class or series ranks senior to, or pari passu with, the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon the Liquidation of the Company (collectively, “Junior Stock”); (b) pari passu with each other class or series of stock of the Company (including, without limitation, any class or series of Preferred Stock established after the Effective Time by the Board of Directors) the terms of which expressly provide that such class or series ranks pari passu with the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Company (collectively, “Parity Stock”); and (c) junior to each other class or series of stock of the Company (including, without limitation, any class or series of Preferred Stock established after the Effective Time by the Board of Directors) the terms of which expressly provide that such class or series ranks senior to the Series A Preferred Stock as to payment of dividends and distributions, and the distribution of assets upon any Liquidation of the Company (collectively, “Senior Stock”). The Company’s ability to issue Parity Stock and Senior Stock shall be subject to the provisions of Section 5.
Section 2. Number of Shares. The number of authorized shares of Series A Preferred Stock shall be one (1). Such number may, from time to time, be increased (but not in excess of the total number of authorized shares of Preferred Stock) or decreased (but not below the number of shares of Series A Preferred Stock then outstanding) by further resolution duly adopted by the Board of Directors and in a manner permitted by the DGCL and the terms provided herein (including, without limitation, Section 5).
Section 3. Dividends.
(a) Rate. Holders of shares of Series A Preferred Stock shall be entitled to receive cash dividends on the Series A Preferred Stock at a rate per annum of eight percent (8%) (the “Dividend Rate”) per share on the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share for all prior Dividend Payment Periods (as defined below). Dividends shall be cumulative and payable quarterly on the fifteenth (15th) calendar day (or the following Business Day if the fifteenth (15th) calendar day is not a Business Day) of January, April, July and October of each year (commencing on January 15, 2026) (each such date, a “Dividend Payment Date”, and the period from and including the date of the Effective Time to the first Dividend Payment Date and each such quarterly period thereafter beginning on the day after the immediately preceding Dividend Payment Date and ending on and including the immediately following Dividend Payment Date are each referred to herein as a “Dividend Payment Period”); provided that if the declaration and payment of such dividends is not permitted under applicable law because the Company does not have sufficient profits, surplus or other funds legally available for the payment of such dividends, such dividends shall not be required to be declared or be paid or payable on such Dividend Payment Date, and instead, such dividends shall be declared, become payable and be paid on the first succeeding Dividend Payment Date on which the Company is not prohibited under applicable law from declaring and paying such dividends (and, for the avoidance of doubt, such dividends shall be payable in addition to, and not in lieu of, any dividends which would otherwise be payable on such succeeding Dividend Payment Date); provided, further, that accrued and unpaid dividends for any prior quarterly Dividend Payment Period may be paid at any time. Dividends, whether or not declared by the Board of Directors and whether or not there are profits, surplus or other funds of the Company legally available therefor, will accrue at the Dividend Rate on a daily basis from and including the date of the Effective Time and computed on the basis of a 365-day year and the actual number of days elapsed for any Dividend Payment Period.
(b) Payment. The Company shall either pay the dividends payable on each Dividend Payment Date entirely in cash or, if the Company does not pay such dividends entirely in cash on any Dividend Payment Date, then such accrued and unpaid dividends on each share of Series A Preferred Stock shall be accumulated and shall remain as an amount of accrued and unpaid Dividends on such share until paid in cash to the Holder thereof. Dividends shall accumulate whether or not in any Dividend Payment Period there have been profits, surplus or other funds of the Company legally available for the payment of such dividends. If the Company does not pay Dividends accrued during the preceding Dividend Payment Period(s) entirely in cash on any Dividend Payment Date, then, not less than five (5) days following such Dividend Payment Date, the Company (or its transfer agent) shall provide to the Holders of record as of the applicable Dividend Record Date (as defined below), by first class mail, postage prepaid, and e-mail addressed to the Holders of record at their respective last addresses and e-mails appearing on the stock records, stock ledger or books of the Company, a statement setting forth the aggregate amount of accrued and unpaid dividends for such Dividend Payment Period and all prior Dividend Payment Periods with respect to each share of Series A Preferred Stock. Each dividend paid in cash shall be paid by wire transfer in immediately available funds to the account(s) designated by each Holder in writing given to the Company from time to time.
(c) Record Date. Dividends shall be payable (i) in the case of dividends paid in cash on a Dividend Payment Date, to the Holders of record at the close of business on the last Business Day of the calendar month immediately preceding the month during which the Dividend Payment Date falls, and (ii) in the case of dividends that are initially not paid in cash and instead accumulated and subsequently paid upon a payment date established by the Company for such purpose, to the Holders of record the date that is ten (10) days prior to the applicable payment date of such accumulated and unpaid dividends (each such record date, a “Dividend Record Date”). For clarity, in the case of payments pursuant to Section 4 in connection with a Liquidation, such payments (including, without limitation, in respect of dividends that are initially not paid in cash and instead accumulated) shall be made to Holders in accordance with such section.
(d) Payment Restrictions. No dividends or other distributions (other than a dividend or distribution payable solely in shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock) and other than cash paid in lieu of fractional shares) may be declared, made or paid, or set apart for payment upon, any Parity Stock or Junior Stock, nor may any Parity Stock or Junior Stock be redeemed, purchased or otherwise acquired for any consideration (or any money paid to or made available for a sinking fund for the redemption of any Parity Stock or Junior Stock) by or on behalf of the Company (except by conversion into or exchange for shares of Parity Stock or Junior Stock (in the case of Parity Stock) or Junior Stock (in the case of Junior Stock)), unless all accrued and unpaid dividends shall have been or contemporaneously are declared and paid, or are declared and a sum of cash sufficient for the payment thereof is set apart in a segregated account for such payment, on all issued and outstanding Series A Preferred Stock and any Parity Stock for all Dividend Payment Periods ending on or prior to the date of such declaration, payment, redemption, purchase or acquisition. Notwithstanding the foregoing, if full cumulative and unpaid dividends have not been paid on the Series A Preferred Stock and any Parity Stock, dividends may be declared and paid on the Series A Preferred Stock and such Parity Stock so long as the dividends are declared and paid pro rata so that the per share amount of dividends declared on the Series A Preferred Stock and such Parity Stock will in all cases bear to each other the same ratio that accrued and unpaid dividends per share on the shares of Series A Preferred Stock and such other Parity Stock bear to each other. Subject to the foregoing, dividends (payable in cash, stock or otherwise) as may be determined by the Board of Directors may be declared and paid on the Common Stock and any Parity Stock or Junior Stock, from time to time out of the funds of the Company legally available therefor, and the Series A Preferred Stock shall not be entitled to participate in any such dividends.
(e) Payment Default. If at any time the dividends on the shares of Series A Preferred Stock contemplated by this Section 3 shall be in arrears in an amount equal to one (1) quarterly dividend thereon, then during the period from the occurrence of such event until such time as all accrued and unpaid dividends for all previous Dividend Payment Periods and for the current Dividend Payment Period on all shares of Series A Preferred Stock then outstanding shall have been declared and paid or set apart for payment, any dividends otherwise payable on such Dividend Payment Periods on the Series A Preferred Stock shall continue to accrue and cumulate at a rate per annum of the Dividend Rate, plus five percent (5%), during such period, payable quarterly in arrears on each Dividend Payment Date.

Section 4. Liquidation Preference. In the event of any Liquidation of the Company, each Holder shall be entitled to receive out of the assets of the Company or proceeds thereof available for distribution to stockholders of the Company (whether capital or surplus), before any distribution of assets is made on the Common Stock or any other Junior Stock, an amount per share of Series A Preferred Stock held by such Holder equal to the sum of (x) the Liquidation Preference plus (y) all accrued and unpaid dividends with respect to such share through and including the date of such Liquidation of the Company. If undertaken in compliance with Section 5, none of (i) the sale, conveyance, exchange or transfer (for cash, shares of stock, securities or other consideration) of all or substantially all of the business, property or assets of the Company (other than in connection with the Liquidation of the Company), (ii) the merger, division, conversion or consolidation of the Company into or with any other Person or (iii) the merger, division, conversion or consolidation of any other Person into or with the Company, shall constitute a Liquidation of the Company for the purposes of the immediately preceding sentence.
If the assets of the Company available for distribution to the Holders upon any Liquidation of the Company shall be insufficient to pay in full all amounts to which such Holders are entitled pursuant to this Section 4, no such distribution shall be made on account of any shares of Parity Stock upon such Liquidation unless proportionate distributable amounts shall be paid on account of the shares of Series A Preferred Stock, ratably, in proportion to the full distributable amounts for which such Holders and holders of any Parity Stock are entitled upon such Liquidation, with the amount allocable to each class or series of such stock determined on a pro rata basis of the aggregate liquidation preference of the outstanding shares of each class or series and accrued and unpaid dividends to which each class or series is entitled.
After the payment to the Holders of the full preferential amounts provided for in this Section 4, such Holders shall have no right or claim in their capacity as Holders to any of the remaining assets of the Company. The Holders shall not be entitled to any further payments in their capacity as Holders in the event of any Liquidation other than what is expressly provided for in this Section 4.
Section 5. Voting Rights.
(a) Holders of shares of Series A Preferred Stock will not have any voting rights, except for (i) the voting rights, if any, required by law or the Certificate of Incorporation, including the right to vote, together with the common stock of the Company as a single class, on the removal or election of any directors of the Board of Directors for which each outstanding share of Series A Preferred Stock will be entitled to one (1) vote, and (ii) the voting rights described in this Section 5. So long as any shares of Series A Preferred Stock are outstanding, in addition to clause (i) of the immediately preceding sentence, the prior express and unanimous affirmative vote or written consent of all of the Holders, voting or consenting separately as a single class, shall be required to:
(i) amend, alter, change, modify, supplement, repeal or adopt any provision of this Certificate of Designation, directly or indirectly (including, without limitation, through any merger, combination, consolidation, tender offer, scheme of arrangement, sale, disposition, divestiture, acquisition, purchase, settlement, exchange (including, without limitation, any exchange for securities or other obligations or instruments (including, without limitation, equity-linked, derivative, synthetic or otherwise)), conversion (statutory or otherwise), swap, transfer, assignment, delegation, issuance, dividend, continuance, reclassification, stock split, recapitalization, reorganization, dissolution, termination, restructuring, joint venture, strategic partnership, migration, change in jurisdiction, division (statutory or otherwise), demerger, spin-off, split-off, separation, dividend, distribution, rights offering, or other corporate action or event, including, without limitation, in a single transaction or a series of related transactions (each, a “Corporate Event”));
(ii) amend, alter, change, modify, supplement or repeal, or adopt any provision of the Certificate of Incorporation (including, without limitation, any certificate of designation relating to any series of Preferred Stock) or the Bylaws of the Company (as amended or restated from time to time, the “Bylaws”) inconsistent with, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), the following sections or articles of the Certificate of Incorporation: Section (A) or Section (B) of Article III, Article IV, Section (A) or Section (B) of Article V, Article VIII, Article IX or Article X; or Section 7.2 of the Bylaws; other than, in each case, any such amendment, alteration, change, modification, supplement, repeal or adoption effective prior to 12:03 a.m., New York City Time, on November 1, 2025 (the “Distribution Effective Time”);
(iii) amend, alter, change, modify, supplement, repeal or adopt any provision of the Certificate of Incorporation or the Bylaws, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), in a manner that circumvents, revokes, impairs, negates, supersedes, prohibits, restricts, diminishes, hinders, prevents, interferes with or otherwise adversely affects any of the powers, designations, preferences, privileges, protections or rights of the Holders of shares of Series of Series A Preferred Stock;

(iv) amend, alter, change, modify, supplement, repeal or adopt any provision of the Certificate of Incorporation, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), or take or attempt to take any action, enter into any agreement, contract or other arrangement, or consummate any transaction (including, without limitation, any financing transaction or other Corporate Event), after the Distribution Effective Time, in a manner that results in shares of the Series A Preferred Stock no longer being outstanding or no longer being held (either beneficially or of record) by the Trust (as defined below);
(v) issue or increase the authorized amount of shares of Series A Preferred Stock, or authorize, create, issue or enter into any obligation, instrument or security (including, without limitation, equity-linked, derivative, synthetic or otherwise) convertible into, exercisable or exchangeable for, or evidencing a right to purchase or acquire, any shares of Series A Preferred Stock, other than the initial issuance of one (1) share of Series A Preferred Stock to DuPont de Nemours, Inc. (“DuPont”) following the Effective Time but before the Distribution Effective Time, and immediately thereafter but before the Distribution Effective Time, the contribution of such one (1) share of Series A Preferred Stock from DuPont to the Trust;
(vi) authorize, create, designate or issue any series or class of securities of the Company, including, without limitation, any series or class of other Preferred Stock or debt security, that has powers, designations, preferences, privileges, protections or rights that circumvent, revoke, impair, negate, supersede, prohibit, restrict, diminish, hinder, prevent, interfere with or otherwise adversely affect any of the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock;
(vii) reclassify, alter or amend any existing Parity Stock or Junior Stock if such reclassification, alteration or amendment would result in such Parity Stock or Junior Stock becoming Senior Stock or Parity Stock, respectively;
(viii) amend, alter, change, modify, supplement, repeal or adopt any provision of the Certificate of Incorporation, directly or indirectly (including, without limitation, through any Corporate Event that would result in such amendment, alteration, change, modification, supplement, repeal or adoption), in a manner that results in the Company being incorporated or formed under the laws of any jurisdiction other than the State of Delaware;
(ix) convert the Company into, or causing its legal form, jurisdiction or existence to be, any other type of entity, including, without limitation, a partnership, limited partnership, limited liability partnership, limited liability limited partnership, general partnership, non-profit corporation, public benefit corporation, statutory trust or limited liability company, other than a Delaware for-profit corporation; or
(x) take or attempt to take any action, enter into any agreement, contract or other arrangement, or consummate any transaction (including, without limitation, any financing transaction or other Corporate Event), after the Effective Time, that circumvents, revokes, impairs, negates, supersedes, prohibits, restricts, diminishes, hinders, prevents, interferes with or otherwise adversely affects any of the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock; provided that, in the case of a Corporate Event that results in the direct or indirect assignment, assumption, allocation, delegation or transfer, in whole or in part, whether voluntarily, involuntarily, by operation of law or otherwise, of any agreement, contract or other arrangement between the Company and DuPont that assigns or allocates (whether as a legal or economic matter) Percentage Based Liabilities (as defined in the Certificate of Incorporation) between the Company and DuPont, and/or their respective subsidiaries, to a Person other than the Company, if (A) such assignee, recipient, delegatee or transferee of such agreement, contract or other arrangement (1) issues to the Holders a class or series of preference securities of such assignee, recipient, delegatee or transferee that has powers, designations, preferences, privileges, protections and rights that are identical to those of the Series A Preferred Stock set forth in this Certificate of Designation and the Certificate of Incorporation (including, for the avoidance of doubt, Section (A) and Section (B) of Article III, Article IV, Section (A) and Section (B) of Article V, Article VIII, Article IX and Article X of the Certificate of Incorporation), (2) includes such identical powers, designations, preferences, privileges, protections and rights (including the validity, enforceability, legality and effectiveness of such powers, designations, preferences, privileges, protections and rights) are set forth in the organizational and governing documents (including, without limitation, the certificate of incorporation and certificate of designation, if a corporation, or the equivalent organizational and governing documents of any other type of entity) of such assignee, recipient, delegatee or transferee, in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock, and (3) irrevocably grants, on behalf of itself and its subsidiaries (and its and their past, present and future affiliates), DuPont a power of attorney, coupled with an interest, identical to the Power of Attorney (as defined in the Certificate of Incorporation), and (B) the Company (and its ultimate parent entity immediately following the consummation of such Corporate Event) provides a legally binding, absolute, irrevocable and unconditional guarantee of the obligations of such assignee, recipient, delegatee or transferee set forth in clause (A) of this Section 5(a)(x), in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock, then such Corporate Event shall not be deemed to circumvent, revoke, impair, negate, supersede, prohibit, restrict, diminish, hinder, prevent, interfere with or otherwise adversely affect any of the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock.
Pursuant to this Certificate of Designation and the Certificate of Incorporation, each Holder of shares of Series A Preferred Stock may vote, withhold its vote, condition or refuse to vote, such shares, in each case, in its sole and absolute discretion, and each such Holder shall not have any duty (fiduciary or otherwise) to the Company or the other stockholders of the Company in making such determination or in making any other determination in his, her or its capacity as a Holder.
The Company shall (i) not, and shall cause its subsidiaries (including its and their past, current or future affiliates) not to, take any action, directly or indirectly (including, without limitation, through any Corporate Event) to circumvent, avoid or seek to circumvent or avoid the compliance, observance or performance of any of the terms of this Certificate of Designation and the Certificate of Incorporation (including, for the avoidance of doubt, Section (A) and Section (B) of Article III, Article IV, Section (A) and Section (B) of Article V, Article VIII, Article IX and Article X of the Certificate of Incorporation), and (ii) at all times in good faith carry out all of the provisions of this Certificate of Designation and the Certificate of Incorporation (including, for the avoidance of doubt, Section (A) and Section (B) of Article III, Article IV, Section (A) and Section (B) of Article V, Article VIII, Article IX and Article X of the Certificate of Incorporation) and take all action as may be required to protect any and all of the powers, designations, preferences, privileges, protections or rights of the Series A Preferred Stock.
(b) Any amendment, alteration, change, modification, supplement, repeal or adoption of any provision of this Certificate of Designation or the Certificate of Incorporation, directly or indirectly (including, without limitation, through any Corporate Event), or any other action, or attempt thereof, in each case requiring the prior affirmative and unanimous vote or written consent of all of the Holders pursuant to this Section 5, and any documentation thereof or related thereto, without the vote or written consent required under this Section 5, shall be expressly ultra vires, null and void ab initio and of no force or effect.
(c) Each Holder of shares of Series A Preferred Stock shall have one (1) vote per share of Series A Preferred Stock on any matter on which Holders of shares of Series A Preferred Stock are entitled to vote, whether separately or together with any other series or class of stock of the Company pursuant to applicable law or otherwise, including any action taken by written consent.
Section 6. Certain Corporate Events. Subject to Section 5, in the event the Company enters into, is a party to or is otherwise involved in, directly or indirectly, a Corporate Event that results in the direct or indirect assignment, assumption, allocation, delegation or transfer, in whole or in part, whether voluntarily, involuntarily, by operation of law or otherwise, of any agreement, contract or other arrangement between the Company and DuPont that assigns or allocates (whether as a legal or economic matter) Percentage Based Liabilities (as defined in the Certificate of Incorporation) between the Company and DuPont, and/or their respective subsidiaries, to a Person other than the Company, (a) the Company shall cause such assignee, recipient, delegatee or transferee of such agreement, contract or other arrangement (i) to issue to the Holders a class or series of preference securities of such assignee, recipient, delegatee or transferee that has the powers, designations, preferences, privileges, protections and rights that are identical to those of the Series A Preferred Stock set forth in this Certificate of Designation and the Certificate of Incorporation (including, for the avoidance of doubt, Section (A) and Section (B) of Article III, Article IV, Section (A) and Section (B) of Article V, Article VIII, Article IX and Article X of the Certificate of Incorporation), (ii) to include such identical powers, designations, preferences, privileges, protections and rights (including the validity, enforceability, legality and effectiveness of such powers, designations, preferences, privileges, protections and rights) in the organizational and governing documents (including, without limitation, the certificate of incorporation and certificate of designation, if a corporation, or the equivalent organizational and governing documents of any other type of entity) of such assignee, recipient, delegatee or transferee, in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock, and (iii) to irrevocably grant, on behalf of itself and its subsidiaries (and its and their past, present and future affiliates), DuPont a power of attorney, coupled with an interest, identical to the Power of Attorney (as defined in the Certificate of Incorporation), and (b) the Company (and its ultimate parent entity immediately following the consummation of such Corporate Event) shall provide a legally binding, absolute, irrevocable and unconditional guarantee of the obligations of such assignee, recipient, delegatee or transferee set forth in clause (a) of this Section 6, in form and substance satisfactory to the Holders of shares of the Series A Preferred Stock. Unless such conditions set forth in clauses (a) and (b) of this Section 6 are satisfied, any such Corporate Event, or attempt thereof, and any documentation thereof or related thereto, shall be expressly ultra vires, null and void ab initio and of no force or effect.
Section 7. Action by Written Consent. Any action required or permitted to be taken by the Holders of shares of Series A Preferred Stock may be taken without a meeting if all Holders of shares of Series A Preferred Stock consent to the action in writing, without prior notice. Such action by written consent shall be treated for all purposes as a vote taken at a meeting of Holders of shares of Series A Preferred Stock.
Section 8. Notice. Written notice of any event or action that could require a vote of the Holders of shares of Series A Preferred Stock under Section 5 shall be provided to all of the Holders of shares of Series A Preferred Stock and DuPont and at least sixty (60) days in advance of (x) any such event or such action being taken or (y) any stockholders’ meeting being called, or any vote or consent being solicited from the stockholders of the Company, to approve, adopt or otherwise vote in any manner on any such event or action. In the event of a Liquidation, the Company shall, no later than two (2) days prior to the date the Board of Directors approves such action, or no later than five (5) days prior to any stockholders’ meeting called, or any vote or consent being solicited from the stockholders of the Company, to approve, adopt or otherwise vote in any manner on such action, or within five (5) days of the commencement of any involuntary proceeding, whichever is earlier, provide each Holder of shares of Series A Preferred Stock and DuPont written notice of the proposed action. Each such written notice shall describe in reasonable detail the terms and conditions of such proposed event or action, including a description of the structure and timing of the proposed event or action, and any stock, cash or property to be received by the Holders of shares of Series A Preferred Stock upon the consummation of the proposed event or action, and the date of delivery thereof. If any change in the facts set forth in the initial notice shall occur, the Company shall promptly give written notice to each Holder of shares of Series A Preferred Stock of such change. The Company shall also provide to all of the Holders of shares of Series A Preferred Stock and DuPont a copy of any notice of stockholders’ meeting and of any consent solicitation or proxy solicitation provided to the holders of any other series or class of capital stock of the Company substantially concurrently as such notice or solicitation provided to holders of such other series or class of capital stock of Company.
Section 9. Preemption and Conversion. Holders of shares of Series A Preferred Stock are not entitled to any preemptive, conversion or subscription rights in respect of any shares of capital stock or other securities of the Company.
Section 10. Maturity. The shares of Series A Preferred Stock shall be perpetual and shall not mature.
Section 11. Redemption. The Company may not, at any time or under any circumstances, redeem any outstanding shares of Series A Preferred Stock.
Section 12. Ownership.
(a) Certificates. Shares of Series A Preferred Stock may be certificated or uncertificated in accordance with the DGCL. To the extent any certificates are issued with respect to any shares of Series A Preferred Stock, every Holder represented by certificates shall be entitled to have a certificate, in such form as may be prescribed by law and the Board of Directors, signed in the name of the Company by the Chairman of the Board of Directors or the Chief Executive Officer or a President or a Vice President, and by the Treasurer or an Assistant Treasurer or the Secretary or an Assistant Secretary of the Company, representing the number of shares registered in certificate form held by such Holder. Any or all the signatures on a certificate may be a facsimile. In case any officer, transfer agent or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent or registrar before such certificate is issued, it may be issued by the Company with the same effect as if such Person were such officer, transfer agent or registrar at the date of issue.
(b) Record Ownership. A record of the name, address and e-mail of each Holder, each certificate (if applicable) held by such Holder, the number of shares represented thereby (if certificated) or owned by such Holder, and the dates of issue thereof shall be made on the Company’s books. The initial Holder of record of all of the issued and outstanding one (1) share of the Series A Preferred Stock was DuPont de Nemours, Inc., which transferred all of its shares of Series A Preferred Stock (immediately following the issuance thereof) to the Novus 2025 Trust (the “Trust”). The Company shall be entitled to treat the Holder of record of any share of Series A Preferred Stock as the Holder in fact thereof, and accordingly shall not be bound to recognize any equitable or other claim to or interest in any share on the part of any other Person, whether or not it shall have express or other notice thereof, except as required by the laws of the State of Delaware. If certificated, the certificates of the Series A Preferred Stock shall be numbered consecutively.
(c) Transfer of Ownership. The shares of Series A Preferred Stock have not been registered under the Securities Act or any other applicable securities laws and may not be offered or sold except in compliance with the registration requirements of the Securities Act and any other applicable securities laws, or pursuant to an exemption from registration under the Securities Act and any other applicable securities laws, or in a transaction not subject to such laws. Subject to applicable laws, transfers of shares of Series A Preferred Stock shall be made on the books of the Company only by direction of the registered Holder thereof, lawfully constituted in writing, and, if such shares are represented by a certificate, only upon the surrender to the Company or its transfer agent or other designated agent of the certificate representing such shares properly endorsed or accompanied by a properly executed written assignment of the shares evidenced thereby, which certificate shall be canceled before a new certificate or uncertificated shares are issued.
(d) Lost Certificates. If any of the Series A Preferred Stock certificates shall be mutilated, lost, stolen or destroyed, the Company shall issue, in exchange and in substitution for and upon cancellation of the mutilated Series A Preferred Stock certificate, or in lieu of and substitution for the Series A Preferred Stock certificate lost, stolen or destroyed, a new Series A Preferred Stock certificate of like tenor and representing an equivalent amount of shares of Series A Preferred Stock, but only upon receipt of an affidavit as to such Holder’s ownership of the certificate and of the facts which go to prove its mutilation, loss, theft or destruction
Section 13. Definitions. As used herein, the following terms shall have the following respective meanings; provided, that any capitalized term used but not defined herein shall have the meaning ascribed to such term in the Certificate of Incorporation:
(a) “Business Day” means any day that is not a Saturday, a Sunday or any other day on which banks are required or authorized by law to be closed in The City of New York.
(b) “Exchange Act” means the Securities Exchange Act of 1934, as amended.
(c) “Holder” means a holder of shares of Series A Preferred Stock.
(d) “Person” means any individual, firm, corporation, partnership, limited liability company, trust, joint venture, governmental entity or other entity.
(e) “Securities Act” means the Securities Act of 1933, as amended.
Section 14. Miscellaneous.
(a) The amounts to be paid or set aside for payment as provided for in Section 3 and Section 4 shall be proportionately increased or decreased in inverse relation to the change in the number of outstanding shares of Series A Preferred Stock resulting from any stock dividend, stock split, reverse stock split, stock consolidation, subdivision, reclassification, reorganization, recapitalization, combination or other similar event involving a change in the capital structure of the Series A Preferred Stock. For the avoidance of doubt, any such events shall be subject to any vote required under Section 5.
(b) Subject to applicable escheat laws, any monies set aside by the Company in respect of any payment with respect to shares of the Series A Preferred Stock, or dividends thereon, and unclaimed at the end of two (2) years from the date upon which such payment is due and payable shall revert to the general funds of the Company, after which reversion the Holders of such shares shall look only to the general funds of the Company for the payment thereof. Any interest accrued on funds so deposited shall be paid to the Company from time to time.
(c) Except as may otherwise be required by law, the shares of Series A Preferred Stock shall not have any voting powers, designations, preferences or relative, participating, optional or other special rights, or qualifications, limitations or restrictions thereof, other than those specifically set forth in this Certificate of Designation.
(d) The headings of the various subdivisions hereof are for convenience of reference only and shall not affect the interpretation of any of the provisions hereof.
(e) If any of the voting powers, designations, preferences or relative, participating, optional or other special rights of the Series A Preferred Stock, or qualifications, limitations or restrictions thereof set forth herein, is invalid, unlawful or incapable of being enforced by reason of any rule of law or public policy, all other voting powers, designations, preferences and relative, participating, optional and other special rights of Series A Preferred Stock, and qualifications, limitations and restrictions thereof set forth herein, which can be given effect without the invalid, unlawful or unenforceable voting powers, designations, preferences and relative, participating, optional and other special rights of Series A Preferred Stock, and qualifications, limitations and restrictions thereof, shall, nevertheless, remain in full force and effect, and no voting powers, designations, preferences or relative, participating, optional or other special rights of Series A Preferred Stock, and qualifications, limitations and restrictions thereof set forth herein, shall be deemed dependent upon any other such voting powers, designations, preferences and relative, participating, optional and other special rights of Series A Preferred Stock, and qualifications, limitations and restrictions thereof, unless so expressed herein.

(f) Any waiver by a Holder of a breach of any provision of this Certificate of Designation (or any related provision of the Certificate of Incorporation) shall not operate as or be construed to be a waiver of any other breach of such provision or of any breach of any other provision of this Certificate of Designation or the Certificate of Incorporation or a waiver by any other Holders. The failure of a Holder to insist upon strict adherence to any term of this Certificate of Designation (or any related term under the Certificate of Incorporation) on one or more occasions shall not be considered a waiver or deprive that party (or any other Holder) of the right thereafter to insist upon strict adherence to that term or any other term of this Certificate of Designation or the Certificate of Incorporation on any other occasion.
(g) Whenever possible, each provision hereof shall be interpreted in a manner as to be effective and valid under applicable law, but if any provision hereof is held to be prohibited by or invalid under applicable law, such provision shall be ineffective only to the extent of such prohibition or invalidity, without invalidating or otherwise adversely affecting the remaining provisions hereof. If a court of competent jurisdiction should determine that a provision hereof would be valid or enforceable if a period of time were extended or shortened or a particular percentage were increased or decreased, then such court may make such change as shall be necessary to render the provision in question effective and valid under applicable law. Any principles under applicable law requiring the construction of ambiguity against (i) the creation or expansion of preferential rights or (ii) the Person who has drafted the applicable provision shall not apply to any provision of this Certificate of Designation (or any related provision of the Certificate of Incorporation).

IN WITNESS WHEREOF, the Company has caused this Certificate of Designation to be duly executed this 31st day of October, 2025.
QNITY ELECTRONICS, INC.

By:	/s/ Jon D. Kemp
Name:	Jon D. Kemp
Title:	Chief Executive Officer

[Signature Page to Series A Preferred Stock Certificate of Designation]